Exhibit 99.1

Contact:	Chris Papa Post Properties, Inc. (404) 846-5028

Post Properties Announces Second Quarter 2010 Earnings

Announces Development of Phase II of Post Carlyle Square™

Investor/Analyst Conference Call Scheduled for August 3, 2010 at 10:00 a.m. ET

ATLANTA, August 2, 2010 – Post Properties, Inc. (NYSE: PPS) announced today a net loss attributable to common shareholders of $35.5 million, or $0.73 per diluted share, for the second quarter of 2010, compared to a net loss attributable to common shareholders of $50.7 million, or $1.14 per diluted share, for the second quarter of 2009.

The net loss attributable to common shareholders was $38.6 million for the six months ended June 30, 2010, compared to a net loss of $50.3 million for the six months ended June 30, 2009. On a diluted per share basis, the net loss attributable to common shareholders was $0.79 for the six months ended June 30, 2010, compared to a net loss of $1.13 for the six months ended June 30, 2009.

The Company’s net loss attributable to common shareholders for the three and six months ended June 30, 2010 and 2009 included non-cash impairment charges of approximately $35.1 million and $76.3 million, respectively. For the six months ended June 30, 2009, these charges were partially offset by a net gain of approximately $24.7 million on the sale of an apartment community, as well as gains of approximately $2.3 million relating to the early extinguishment of indebtedness, the mark-to-market of an interest rate swap, and changes in previous hurricane loss estimates.

The Company uses the National Association of Real Estate Investment Trusts (“NAREIT”) definition of Funds from Operations (“FFO”) as an operating measure of the Company’s financial performance. A reconciliation of FFO to GAAP net income is included in the financial data (Table 1) accompanying this press release.

FFO for the second quarter of 2010 was a deficit of $17.2 million, or $0.35 per diluted share, compared to a deficit of $59.0 million, or $1.32 per diluted share, for the second quarter of 2009. The Company’s reported FFO for the second quarter of 2010 and 2009 included the non-cash impairment charges discussed above of approximately $35.1 million and $76.3 million, or $0.72 and $1.71 per diluted share, respectively.

FFO for the six months ended June 30, 2010 was a deficit of $2.1 million, or $0.04 per diluted share, compared to a deficit of $42.0 million, or $0.94 per diluted share, for the first six months of 2009. The Company’s reported FFO for the six months ended June 30, 2010 and 2009 included the non-cash impairment charges discussed above (offset by the income items discussed above in 2009) of approximately $35.1 million and $74.0 million, or $0.72 and $1.66 per diluted share, respectively.

Mature (Same Store) Community Data

Average economic occupancy at the Company’s 43 mature (same store) communities, containing 15,713 apartment units, was 95.2% and 93.3% for the second quarter of 2010 and 2009, respectively.

Total revenues for the mature communities decreased 3.0% and total operating expenses increased 0.4% during the second quarter of 2010, compared to the second quarter of 2009, resulting in a 5.3% decrease in same store net operating income (“NOI”). The average monthly rental rate per unit decreased 5.2% during the second quarter of 2010, compared to the second quarter of 2009.

On a sequential basis, total revenues for the mature communities increased 1.0% and total operating expenses decreased 1.7%, producing a 3.0% increase in same store NOI for the second quarter of 2010, compared to the first quarter of 2010. On a sequential basis, the average monthly rental rate per unit increased 0.2%. For the second quarter of 2010, average economic occupancy at the mature communities was 95.2%, compared to 95.0% for the first quarter of 2010.

For the six months ended June 30, 2010, average economic occupancy at the Company’s mature communities was 95.1%, compared to 93.5% for the six months ended June 30, 2009.

Total revenues for the mature communities decreased 3.8% and total operating expenses increased 0.4% during the first half of 2010, compared to the first half of 2009, resulting in a 6.6% decrease in same store NOI. The average monthly rental rate per unit decreased 6.0% for the six months ended June 30, 2010, compared to the six months ended June 30, 2009.

Same store NOI is a supplemental non-GAAP financial measure. A reconciliation of same store NOI to the comparable GAAP financial measure is included in the financial data (Table 2) accompanying this press release. Information on same store NOI and average rental rate per unit by geographic market is also included in the financial data (Table 3) accompanying this press release.

Development Activity

During the second quarter of 2010, Post West Austin™ in Austin, TX and Post Sierra at Frisco Bridges™ in Dallas, TX, achieved stabilized apartment occupancy. Post Park® in Hyattsville, MD remained in lease-up as of June 30, 2010, and as of the date of this press release was more than 70% leased.

The Company today announced the planned development of the second phase of its Post Carlyle Square™ apartment community in Alexandria, VA. The second phase of Post Carlyle Square™ is planned to consist of 344 luxury apartment units with an average unit size of approximately 906 square feet, and a total estimated development cost of approximately $95 million. The Company currently expects that the stabilized yield on the project will be approximately 7.3%, after a 3% management fee and $300 per unit reserve, and based on rents, without trending, that the Company is currently achieving at phase I of Post Carlyle Square™. The Company believes that by commencing this development at this time, it will benefit from cyclically low construction pricing. Additionally, first apartment unit deliveries are anticipated in the second quarter of 2012, a time of expected favorable multifamily supply and demand conditions in the greater Washington, DC market. The Company expects to initially fund future estimated construction expenditures primarily by utilizing available borrowing capacity under its unsecured revolving lines of credit.

Said David P. Stockert, CEO and President of Post Properties, “In the second quarter, we continued to benefit from the positive trends in multifamily fundamentals across our markets. We increased revenues, compared with the prior quarter, on a combination of higher average rents and occupancy. As a result, we expect to produce full-year portfolio results meaningfully better than we had forecast coming into 2010. The metro DC development announced today is an opportunity to create value, taking advantage of this improving outlook.”

Financing Activity

Leverage and Line Capacity

Total debt and preferred equity as a percentage of undepreciated real estate assets (adjusted for joint venture partners’ share of debt) was 43.3% at June 30, 2010, and variable rate debt as a percentage of total debt was 2.3% as of that same date.

As of July 30, 2010, the Company had outstanding borrowings of $12 million and letters of credit totaling approximately $2 million under its combined $430 million unsecured lines of credit.

Computations of debt ratios and reconciliations of the ratios to the appropriate GAAP measures in the Company’s financial statements are included in the financial data (Table 4) accompanying this press release.

Capital Market Activity

As previously announced in February 2010, the Company initiated an at-the-market common equity program for the sale of up to four million shares of common stock. The Company expects to use this program as an additional source of capital and liquidity and to maintain the strength of its balance sheet. Sales under this program will be dependent upon a variety of factors, including, among others, market conditions, the trading price of the Company’s common stock and potential use of proceeds. During the three and six months ended June 30, 2010, and through the date of this press release, the Company sold 41,313 shares, at an average price per share of $27.70, producing net proceeds of approximately $1.1 million under this program. There can be no assurance that the Company will sell additional shares under this program.

During the three and six months ended June 30, 2010, the Company repurchased preferred stock with a liquidation value of approximately $1.0 million and $2.0 million, respectively, under a rule 10b5-1 repurchase program.

Other Investment Activity

Apartment Community Remediation Activity

As of June 30, 2010, the Company had substantially completed its initiative to remediate communities with stucco exteriors or exterior insulation finishing systems. Through June 30, 2010, the Company had incurred approximately $42.9 million of capital expenditures relating to these remediation projects, and expects that total costs will be within its previous estimate, not to exceed $45 million.

Condominium Activity

During the second quarter of 2010, the Company completed the sell-out of its condominium conversion community in Houston, TX, and commenced closing units at its condominium development in Austin, TX. Additionally, as of June 30, 2010, the Company remained in discussions with its construction lenders for its condominium development in Atlanta, GA, and, as a consequence, had not executed any unit sales contracts at this project.

The Company recognized incremental gains in FFO, excluding impairment charges, of approximately $0.2 million from condominium sales activities during the second quarter of 2010, compared to incremental losses, excluding impairment charges, of approximately $1.0 million during the second quarter of 2009. During the second quarter of 2010, the Company sold 10 condominium units for aggregate gross sales revenues of approximately $15.9 million, compared to 26 condominium units sold in the second quarter of 2009 for aggregate gross sales revenues of approximately $6.2 million.

Non-Cash Impairment Charges

As discussed above, the Company began closing units at its condominium development in Austin, TX during the second quarter of 2010. As a result, the project is now considered “held for sale” for financial reporting purposes requiring the Company to record the asset at fair value, determined utilizing a discounted cash flow model. The Company recorded a non-cash impairment charge during the second quarter of 2010 of approximately $34.7 million to record the asset at fair value for financial reporting purposes. The non-cash impairment charge was substantially consistent with the Company’s prior disclosures on this matter. The Company’s condominium development in Atlanta, GA was not deemed “held for sale” as of June 30, 2010, and no additional impairment loss was recorded related to this asset during the second quarter; however, if the asset had been deemed “held for sale,” the unconsolidated entity that holds the asset may have recorded an additional impairment of $5 million to $7 million (see revised 2010 outlook below for further discussion). The Company also recorded a non-cash impairment charge of approximately $0.4 million during the second quarter of 2010 relating to a land parcel in Tampa, FL that it contemplates selling in a future period.

Revised 2010 Outlook

The estimates and assumptions presented below are forward-looking and are based on the Company’s current and expected future view of the apartment and condominium markets and of general economic conditions, as well as other risks outlined below under the caption “Forward Looking Statements.” There can be no assurance that the Company’s actual results will not differ materially from the estimates set forth below. The Company assumes no obligation to update this guidance in the future.

Based on its current outlook, the Company anticipates that FFO for the full year 2010 will be in the range of $1.24 to $1.32 per diluted share, excluding the impact of non-cash impairment charges discussed below. This compares to the Company’s previous outlook for FFO issued earlier this year of $0.98 to $1.12 per diluted share, excluding impairment charges.

As discussed above, the Company recorded $35.1 million of impairment charges in the second quarter of 2010. In addition, the Company’s estimates of FFO, including charges, assume that the Company may record an additional impairment charge of $5 million to $7 million in connection with its Atlanta condominium development in the third quarter of 2010. At that time, the project may be classified as “held for sale” for financial reporting purposes, requiring the Company to write the asset down to its estimated fair value. There can be no assurance, however, that the Company’s estimates will not change in future periods or that any impairment charge will actually be realized.

After the impact of actual and potential additional impairment charges, the Company anticipates that FFO for the full year 2010 will be in the range of $0.38 to $0.50 per diluted share. This compares to the Company’s previous outlook issued earlier this year for FFO, after impairment charges, of $0.18 to $0.32 per diluted share.

The above estimates of FFO assume the following expected changes in same store NOI for 2010, compared to 2009:

	Current Outlook	Previously Issued Outlook
Revenue	-2.0% to -2.3%	-3.4% to -4.1%
Operating expenses	0.4% to 0.7%	1.6% to 2.4%
Net operating income (NOI)	-3.7% to -4.3%	-6.9% to -8.6%

The above estimates of FFO also assume a current outlook for expected net income attributable to on-going condominium activities of $0.02 to $0.04 per diluted share for the full year 2010, which compares to a previously issued outlook for a net loss attributable to condominium activities of $0.01 to $0.04 per diluted share (each excluding the impact of actual and potential additional impairment charges discussed above).

During the second half of 2010, the Company expects that interest capitalized to development projects will decline by approximately $3 million, or $0.06 per diluted share, compared to interest capitalized in the first half of 2010.

Other than the start of the second phase of Post Carlyle Square™ announced today, the Company’s outlook does not assume any additional development starts in 2010, nor does it assume any acquisitions or dispositions of apartment communities in 2010.

Other current assumptions regarding the Company’s overhead expenses are substantially unchanged from those made in its previously issued 2010 outlook.

Supplemental Financial Data

The Company also produces Supplemental Financial Data that includes detailed information regarding the Company’s operating results, investment activity, financing activity and balance sheet. This Supplemental Financial Data is considered an integral part of this earnings release and is available on the Company’s website. The Company’s Earnings Release and the Supplemental Financial Data are available through the For Investors/Financial Reports/Quarterly and Other Reports section of the Company’s website at www.postproperties.com.

The ability to access the attachments on the Company’s website requires the Adobe Acrobat Reader, which may be downloaded at http://get.adobe.com/reader/.

Non-GAAP Financial Measures and Other Defined Terms

The Company uses certain non-GAAP financial measures and other defined terms in this press release and in its Supplemental Financial Data available on the Company’s website. The non-GAAP financial measures include FFO, Adjusted Funds from Operations (“AFFO”), net operating income, same store capital expenditures, and certain debt statistics and ratios. The definitions of these non-GAAP financial measures are summarized below and on page 21 of the Supplemental Financial Data. The Company believes that these measures are helpful to investors in measuring financial performance and/or liquidity and comparing such performance and/or liquidity to other REITs.

Funds from Operations – The Company uses FFO as an operating measure. The Company uses the NAREIT definition of FFO. FFO is defined by NAREIT to mean net income (loss) available to common shareholders determined in accordance with GAAP, excluding gains (or losses) from extraordinary items and sales of depreciable operating property, plus depreciation and amortization of real estate assets, and after adjustment for unconsolidated partnerships and joint ventures all determined on a consistent basis in accordance with GAAP. FFO presented in the Company’s press release and Supplemental Financial Data is not necessarily comparable to FFO presented by other real estate companies because not all real estate companies use the same definition. The Company’s FFO is comparable to the FFO of real estate companies that use the current NAREIT definition.

Accounting for real estate assets using historical cost accounting under GAAP assumes that the value of real estate assets diminishes predictably over time. NAREIT stated in its April 2002 White Paper on Funds from Operations that “since real estate asset values have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.” As a result, the concept of FFO was created by NAREIT for the REIT industry to provide an alternate measure. Since the Company agrees with the concept of FFO and appreciates the reasons surrounding its creation, the Company believes that FFO is an important supplemental measure of operating performance. In addition, since most equity REITs provide FFO information to the investment community, the Company believes that FFO is a useful supplemental measure for comparing the Company’s results to those of other equity REITs. The Company believes that the line on its consolidated statement of operations entitled “net income available to common shareholders” is the most directly comparable GAAP measure to FFO.

Adjusted Funds From Operations – The Company also uses adjusted funds from operations (“AFFO”) as an operating measure. AFFO is defined as FFO less operating capital expenditures and after adjusting for the impact of non-cash straight-line, long-term ground lease expense, non-cash impairment charges, non-cash income (loss) related to mark-to-market of interest rate swap agreements, non-cash debt extinguishment costs and preferred stock redemption costs. The Company believes that AFFO is an important supplemental measure of operating performance for an equity REIT because it provides investors with an indication of the REIT’s ability to fund its operating capital expenditures through earnings. In addition, since most equity REITs provide AFFO information to the investment community, the Company believes that AFFO is a useful supplemental measure for comparing the Company to other equity REITs. The Company believes that the line on its consolidated statement of operations entitled “net income available to common shareholders” is the most directly comparable GAAP measure to AFFO.

Property Net Operating Income (“NOI”) – The Company uses property NOI, including same store NOI and same store NOI by market, as an operating measure. NOI is defined as rental and other revenues from real estate operations less total property and maintenance expenses from real estate operations (exclusive of depreciation and amortization). The Company believes that NOI is an important supplemental measure of operating performance for a REIT’s operating real estate because it provides a measure of the core operations, rather than factoring in depreciation and amortization, financing costs and general and administrative expenses generally incurred at the corporate level. This measure is particularly useful, in the opinion of the Company, in evaluating the performance of geographic operations, same store groupings and individual properties. Additionally, the Company believes that NOI, as defined, is a widely accepted measure of comparative operating performance in the real estate investment community. The Company believes that the line on its consolidated statement of operations entitled “net income” is the most directly comparable GAAP measure to NOI.

Same Store Capital Expenditures – The Company uses same store annually recurring and periodically recurring capital expenditures as cash flow measures. Same store annually recurring and periodically recurring capital expenditures are supplemental non-GAAP financial measures. The Company believes that same store annually recurring and periodically recurring capital expenditures are important indicators of the costs incurred by the Company in maintaining its same store communities on an ongoing basis. The corresponding GAAP measures include information with respect to the Company’s other operating segments consisting of communities stabilized in the prior year, lease-up communities, rehabilitation properties, sold properties and commercial properties in addition to same store information. Therefore, the Company believes that the Company’s presentation of same store annually recurring and periodically recurring capital expenditures is necessary to demonstrate same store replacement costs over time. The Company believes that the most directly comparable GAAP measure to same store annually recurring and periodically recurring capital expenditures is the line on the Company’s consolidated statements of cash flows entitled “property capital expenditures,” which also includes revenue generating capital expenditures.

Debt Statistics and Debt Ratios – The Company uses a number of debt statistics and ratios as supplemental measures of liquidity. The numerator and/or the denominator of certain of these statistics and/or ratios include non-GAAP financial measures that have been reconciled to the most directly comparable GAAP financial measure. These debt statistics and ratios include: (1) an interest coverage ratio; (2) a fixed charge coverage ratio; (3) total debt as a percentage of undepreciated real estate assets (adjusted for joint venture partner’s share of debt); (4) total debt plus preferred equity as a percentage of undepreciated real estate assets (adjusted for joint venture partner’s share of debt); (5) a ratio of consolidated debt to total assets; (6) a ratio of secured debt to total assets; (7) a ratio of total unencumbered assets to unsecured debt; and (8) a ratio of consolidated income available to debt service to annual debt service charge. A number of these debt statistics and ratios are derived from covenants found in the Company’s debt agreements, including, among others, the Company’s senior unsecured notes. In addition, the Company presents these measures because the degree of leverage could affect the Company’s ability to obtain additional financing for working capital, capital expenditures, acquisitions, development or other general corporate purposes. The Company uses these measures internally as an indicator of liquidity and the Company believes that these measures are also utilized by the investment and analyst communities to better understand the Company’s liquidity.

Average Economic Occupancy – The Company uses average economic occupancy as a statistical measure of operating performance. The Company defines average economic occupancy as gross potential rent less vacancy losses, model expenses and bad debt expenses divided by gross potential rent for the period, expressed as a percentage.

Conference Call Information

The Company will hold its quarterly conference call on Tuesday, August 3, at 10:00 a.m. ET. The telephone numbers are 877-741-4251 for US and Canada callers and 719-325-4887 for international callers. The access code is 1324344. The conference call will be open to the public and can be listened to live on Post’s website at www.postproperties.com under For Investors/Event Calendar. The replay will begin at 1:00 p.m. ET on Tuesday, August 3, and will be available until Monday, August 9, at 11:59 p.m. ET. The telephone numbers for the replay are 888-203-1112 for US and Canada callers and 719-457-0820 for international callers. The access code for the replay is 1324344. A replay of the call also will be archived on Post’s website under For Investors/Audio Archive. The financial and statistical information that will be discussed on the call is contained in this press release and the Supplemental Financial Data. Both documents will be available through the For Investors/Financial Reports/Quarterly & Other Reports section of the Company’s website at www.postproperties.com.

About Post

Post Properties, founded more than 39 years ago, is one of the largest developers and operators of upscale multifamily communities in the United States. The Company’s mission is delivering superior satisfaction and value to its residents, associates, and investors, with a vision of being the first choice in quality multifamily living. Operating as a real estate investment trust (“REIT”), the Company focuses on developing and managing Post® branded resort-style garden and high density urban apartments. In addition, the Company has also developed high-quality condominiums and converted existing apartments to for-sale multifamily communities. Post Properties is headquartered in Atlanta, Georgia, and has operations in nine markets across the country.

Post Properties owns 19,863 apartment units in 55 communities, including 1,747 apartment units in five communities held in unconsolidated entities and 396 apartment units in one community currently in lease-up. The Company is also developing and selling 277 luxury for-sale condominium homes in two communities (including 129 units in one community held in an unconsolidated entity) through a taxable REIT subsidiary.

Forward Looking Statements

Certain statements made in this press release and other written or oral statements made by or on behalf of the Company, may constitute “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and the Company’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Examples of such statements in this press release include, expectations regarding future operating conditions, including the Company’s current outlook as to expected funds from operations, same store operating income, condominium profits, overhead expenses and potential additional impairment charges for the year ending December 31, 2010, anticipated development and remediation activities (including the projected costs, projected yield, timing and anticipated potential sources of financing of projected future development and remediation activities), expectations regarding the timing and delivery of completed for-sale condominium homes and expectations regarding offerings of the Company’s common stock and the use of proceeds thereof. All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected. Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

The following are some of the factors that could cause the Company’s actual results and its expectations to differ materially from those described in the Company’s forward-looking statements: the success of the Company’s business strategies discussed in its Annual Report on Form 10-K for the year ended December 31, 2009 and in subsequent filings with the SEC; future local and national economic conditions, including changes in job growth, interest rates, the availability of mortgage and other financing and related factors; uncertainties associated with the global capital markets, including the continued availability of traditional sources of capital and liquidity and related factors; conditions affecting ownership of residential real estate and general conditions in the multi-family residential real estate market; the effects on the financial markets of the emergency stabilization actions of the U.S government, U.S. Treasury, Federal Reserve and other governmental and regulatory bodies; uncertainties associated with the Company’s real estate development and construction; uncertainties associated with the timing and amount of apartment community sales; the Company’s ability to generate sufficient cash flows to make required payments associated with its debt financing; the effects of the Company’s leverage on its risk of default and debt service requirements; the impact of a downgrade in the credit rating of the Company’s securities; the impact of the lack of sales of condominium units at the Atlanta Condominium Project; the effects of a default by the Company or its subsidiaries on an obligation to repay outstanding indebtedness, including cross-defaults and cross-acceleration under other indebtedness or the responsibility for limited recourse guarantees; the effects of covenants of the Company’s or its subsidiaries’ mortgage indebtedness on operational flexibility and default risks; the Company’s ability to maintain its current dividend level; uncertainties associated with the Company’s condominium for-sale housing business, including the timing and volume of condominium sales and including the ability to sell units above sales prices required by the lender; the impact of any additional charges the Company may be required to record in the future related to any impairment in the carrying value of its assets; the impact of competition on the Company’s business, including competition for residents in the Company’s apartment communities and buyers of the Company’s for-sale condominium homes and development locations; the effectiveness of interest rate hedging contracts; the Company’s ability to succeed in new markets; the costs associated with compliance with laws requiring access to the Company’s properties by persons with disabilities; the impact of the Company’s ongoing litigation with the Equal Rights Center regarding the Americans with Disabilities Act and the Fair Housing Act as well as the impact of other litigation; the effects of losses from natural catastrophes in excess of insurance coverage; uncertainties associated with environmental and other regulatory matters; the costs associated with moisture infiltration and resulting mold remediation; the costs of remediating damage to the Company’s communities that have stucco or exterior insulation finishing systems for potential water penetration and other related issues; the Company’s ability to control joint ventures, properties in which it has joint ownership and corporations and limited partnership in which it has partial interests; the Company’s ability to renew leases or relet units as leases expire; the Company’s ability to continue to qualify as a REIT under the Internal Revenue Code; and the effects of changes in accounting policies and other regulatory matters detailed in the Company’s filings with the Securities and Exchange Commission. Other important risk factors regarding the Company are included under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and may be discussed in subsequent filings with the SEC. The risk factors discussed in Form 10-K under the caption “Risk Factors” are specifically incorporated by reference into this press release.

Financial Highlights

(Unaudited; in thousands, except per share and unit amounts)

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
OPERATING DATA
Revenues from continuing operations	$ 70,831	$ 69,118	$ 139,974	$ 138,296
Net loss attributable to common shareholders	$ (35,543)	$ (50,705)	$ (38,618)	$ (50,292)
Funds (deficit) from operations available to common shareholders and unitholders (Table 1)	$ (17,170)	$ (59,037)	$ (2,126)	$ (42,048)

Weighted average shares outstanding - diluted	48,432	44,118	48,401	44,116
Weighted average shares and units outstanding - diluted	48,603	44,337	48,574	44,335

PER COMMON SHARE DATA - DILUTED
Net loss attributable to common shareholders	$ (0.73)	$ (1.14)	$ (0.79)	$ (1.13)

Funds (deficit) from operations available to common shareholders and unitholders (Table 1) (1)	$ (0.35)	$ (1.32)	$ (0.04)	$ (0.94)

Dividends declared	$ 0.20	$ 0.20	$ 0.40	$ 0.40

(1)

Funds (deficit) from operations per share was computed using weighted average shares and units outstanding, including the impact of dilutive securities totaling 154 and 133 for the three and six months ended June 30, 2010, respectively. These dilutive securities were antidilutive to the computation of income (loss) per share, as the Company reported a loss from continuing operations for these periods under generally accepted accounting principles. Additionally, basic and diluted weighted average shares and units included the impact of non-vested shares and units totaling 217 and 233 for the three months ended and 202 and 209 for the six months ended June 30, 2010 and 2009, respectively, for the computation of funds from operations per share. Such non-vested shares and units are considered in the income (loss) per share computations under generally accepted accounting principles using the “two-class method.”

Table 1

Reconciliation of Net Income Available to Common Shareholders to

Funds From Operations Available to Common Shareholders and Unitholders

(Unaudited; in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
Net loss attributable to common shareholders	$ (35,543)	$ (50,705)	$ (38,618)	$ (50,292)
Noncontrolling interests - Operating Partnership	(125)	(250)	(136)	(248)
Depreciation on consolidated real estate assets, net	18,180	17,501	36,182	34,578
Depreciation on real estate assets held in unconsolidated entities	355	350	709	700
Gains on sales of apartment communities	-	(24,742)	-	(24,742)
Losses (gains) on sales of condominiums	(187)	(232)	(1,135)	28
Incremental gains (losses) on condominium sales (1)	150	(959)	872	(2,072)

Deficit from operations attributable to common shareholders and unitholders	$ (17,170)	$ (59,037)	$ (2,126)	$ (42,048)

Funds (deficit) from operations - per share and unit - diluted (2)	$ (0.35)	$ (1.32)	$ (0.04)	$ (0.94)

Weighted average shares and units outstanding - diluted (2)	48,974	44,570	48,909	44,544

(1)

For condominium conversion projects, the Company recognizes incremental gains on condominium sales in FFO, net of provision for income taxes, to the extent that net sales proceeds, less costs of sales and expenses, from the sale of condominium units exceeds the greater of their fair value or net book value as of the date the property is acquired by the Company’s taxable REIT subsidiary. For condominium development projects, gains on condominium sales in FFO are equivalent to gains reported under GAAP.

(2)

Diluted weighted average shares and units include the impact of dilutive securities totaling 154 and 133 for the three and six months ended June 30, 2010, respectively. These dilutive securities were antidilutive to the computation of income (loss) per share, as the Company reported a loss from continuing operations for these periods under generally accepted accounting principles. Additionally, basic and diluted weighted average shares and units included the impact of non-vested shares and units totaling 217 and 233 for the three months and 202 and 209 for the six months ended June 30, 2010 and 2009, respectively, for the computation of funds (deficit) from operations per share. Such non-vested shares and units are considered in the income (loss) per share computations under generally accepted accounting principles using the “two-class method.”

Table 2

Reconciliation of Same Store Net Operating Income (NOI) to GAAP Net Income

(Unaudited; In thousands)

	Three months ended			Six months ended
	June 30, 2010	June 30, 2009	March 31, 2010	June 30, 2010	June 30, 2009
Total same store NOI	$34,192	$36,121	$33,198	$67,391	$72,181
Property NOI from other operating segments	3,453	62	2,171	5,623	256

Consolidated property NOI	37,645	36,183	35,369	73,014	72,437

Add (subtract):
Interest income	196	23	169	365	138
Other revenues	271	277	283	554	503
Depreciation	(18,643)	(18,009)	(18,471)	(37,114)	(35,601)
Interest expense	(12,561)	(12,241)	(12,613)	(25,174)	(26,419)
Amortization of deferred financing costs	(653)	(682)	(833)	(1,486)	(1,616)
General and administrative	(3,967)	(3,964)	(4,676)	(8,643)	(8,373)
Investment and development	(678)	(793)	(602)	(1,280)	(1,790)
Other investment costs	(490)	(646)	(669)	(1,159)	(1,299)
Impairment losses	(35,091)	(9,658)	-	(35,091)	(9,658)
Gains (losses) on condominium sales activities, net	187	232	948	1,135	(28)
Equity in income (loss) of unconsolidated real estate entities	173	(74,656)	123	296	(74,546)
Other income (expense), net	(142)	50	(155)	(297)	1,109
Net gain (loss) on early extinguishment of indebtedness	-	(79)	-	-	819

Loss from continuing operations	(33,753)	(83,963)	(1,127)	(34,880)	(84,324)
Income from discontinued operations	-	26,768	-	-	29,377

Net loss	$(33,753)	$(57,195)	$(1,127)	$(34,880)	$(54,947)

Table 3

Same Store Net Operating Income (NOI) and Average Rental Rate per Unit by Market

(In thousands)

	Three months ended			Q2 ’10 vs. Q2 ’09 % Change	Q2 ’10 vs. Q1 ’10 % Change	Q2 ’10 % Same Store NOI
	June 30, 2010	June 30, 2009	March 31, 2010
Rental and other revenues
Atlanta	$ 15,653	$ 16,197	$ 15,596	(3.4)%	0.4%
Washington, D.C.	10,352	10,215	10,085	1.3%	2.6%
Dallas	10,414	10,982	10,364	(5.2)%	0.5%
Tampa	7,713	7,889	7,721	(2.2)%	(0.1)%
Charlotte	4,199	4,443	4,156	(5.5)%	1.0%
New York	3,394	3,634	3,282	(6.6)%	3.4%
Houston	2,856	3,072	2,855	(7.0)%	0.0%
Orlando	2,376	2,362	2,340	0.6%	1.5%
Austin	1,207	1,196	1,193	0.9%	1.2%

Total rental and other revenues	58,164	59,990	57,592	(3.0)%	1.0%

Property operating and maintenance expenses (exclusive of depreciation and amortization)
Atlanta	7,009	6,767	6,911	3.6%	1.4%
Washington, D.C.	3,463	3,524	3,833	(1.7)%	(9.7)%
Dallas	4,708	4,650	4,662	1.2%	1.0%
Tampa	2,947	3,224	3,042	(8.6)%	(3.1)%
Charlotte	1,691	1,588	1,667	6.5%	1.4%
New York	1,406	1,206	1,484	16.6%	(5.3)%
Houston	1,286	1,259	1,230	2.1%	4.6%
Orlando	945	1,110	1,045	(14.9)%	(9.6)%
Austin	517	541	520	(4.4)%	(0.6)%

Total	23,972	23,869	24,394	0.4%	(1.7)%

Net operating income
Atlanta	8,644	9,430	8,685	(8.3)%	(0.5)%	25.3%
Washington, D.C.	6,889	6,691	6,252	3.0%	10.2%	20.1%
Dallas	5,706	6,332	5,702	(9.9)%	0.1%	16.7%
Tampa	4,766	4,665	4,679	2.2%	1.9%	13.9%
Charlotte	2,508	2,855	2,489	(12.2)%	0.8%	7.4%
New York	1,988	2,428	1,798	(18.1)%	10.6%	5.8%
Houston	1,570	1,813	1,625	(13.4)%	(3.4)%	4.6%
Orlando	1,431	1,252	1,295	14.3%	10.5%	4.2%
Austin	690	655	673	5.3%	2.5%	2.0%

Total same store NOI	$ 34,192	$ 36,121	$ 33,198	(5.3)%	3.0%	100.0%

Average rental rate per unit
Atlanta	$ 1,037	$ 1,110	$ 1,036	(6.6)%	0.1%
Washington, D.C.	1,786	1,787	1,773	(0.1)%	0.7%
Dallas	1,006	1,078	1,008	(6.7)%	(0.2)%
Tampa	1,179	1,229	1,173	(4.1)%	0.5%
Charlotte	1,010	1,108	1,016	(8.8)%	(0.6)%
New York	3,591	3,843	3,586	(6.6)%	0.2%
Houston	1,183	1,263	1,190	(6.3)%	(0.5)%
Orlando	1,287	1,339	1,280	(3.9)%	0.5%
Austin	1,279	1,325	1,274	(3.5)%	0.4%
Total average rental rate per unit	1,215	1,281	1,213	(5.2)%	0.2%

Table 3 (con’t)

Same Store Net Operating Income (NOI) and Average Rental Rate per Unit by Market

(In thousands)

	Six months ended		% Change
	June 30, 2010	June 30, 2009
Rental and other revenues
Atlanta	$ 31,249	$ 32,477	(3.8)%
Washington, D.C.	20,438	20,337	0.5%
Dallas	20,777	22,171	(6.3)%
Tampa	15,435	15,812	(2.4)%
Charlotte	8,355	9,020	(7.4)%
New York	6,677	7,308	(8.6)%
Houston	5,711	6,135	(6.9)%
Orlando	4,716	4,667	1.0%
Austin	2,400	2,410	(0.4)%

Total rental and other revenues	115,758	120,337	(3.8)%

Property operating and maintenance expenses (exclusive of depreciation and amortization)
Atlanta	13,921	13,665	1.9%
Washington, D.C.	7,296	7,108	2.6%
Dallas	9,369	9,205	1.8%
Tampa	5,989	6,440	(7.0)%
Charlotte	3,358	3,164	6.1%
New York	2,890	2,625	10.1%
Houston	2,516	2,715	(7.3)%
Orlando	1,990	2,132	(6.7)%
Austin	1,038	1,102	(5.8)%

Total	48,367	48,156	0.4%

Net operating income
Atlanta	17,328	18,812	(7.9)%
Washington, D.C.	13,142	13,229	(0.7)%
Dallas	11,408	12,966	(12.0)%
Tampa	9,446	9,372	0.8%
Charlotte	4,997	5,856	(14.7)%
New York	3,787	4,683	(19.1)%
Houston	3,195	3,420	(6.6)%
Orlando	2,726	2,535	7.5%
Austin	1,362	1,308	4.1%

Total same store NOI	$ 67,391	$ 72,181	(6.6)%

Average rental rate per unit
Atlanta	$ 1,036	$ 1,121	(7.6)%
Washington, D.C.	1,780	1,793	(0.7)%
Dallas	1,007	1,086	(7.3)%
Tampa	1,176	1,240	(5.2)%
Charlotte	1,013	1,130	(10.4)%
New York	3,588	3,891	(7.8)%
Houston	1,186	1,266	(6.3)%
Orlando	1,283	1,356	(5.4)%
Austin	1,277	1,335	(4.3)%
Total average rental rate per unit	1,214	1,292	(6.0)%

Table 4

Computation of Debt Ratios

(In thousands)

	As of June 30,
	2010	2009

Total real estate assets per balance sheet	$ 2,066,697	$ 2,132,577
Plus:
Company share of real estate assets held in unconsolidated entities	102,082	80,436
Company share of accumulated depreciation - assets held in unconsolidated entities	9,631	7,864
Accumulated depreciation per balance sheet	655,559	587,116
Accumulated depreciation on assets held for sale	-	28,441

Total undepreciated real estate assets (A)	$ 2,833,969	$ 2,836,434

Total debt per balance sheet	$ 1,007,340	$ 1,086,790
Plus:
Company share of third party debt held in unconsolidated entities	125,758	93,280

Total debt (adjusted for joint venture partners’ share of debt) (B)	$ 1,133,098	$ 1,180,070

Total debt as a % of undepreciated real estate assets (adjusted for joint venture partners’ share of debt) (B÷A)	40.0%	41.6%

Total debt per balance sheet	$ 1,007,340	$ 1,086,790
Plus:
Company share of third party debt held in unconsolidated entities	125,758	93,280
Preferred shares at liquidation value	93,039	95,000

Total debt and preferred equity (adjusted for joint venture partners’ share of debt) (C)	$ 1,226,137	$ 1,275,070

Total debt and preferred equity as a % of undepreciated real estate assets (adjusted for joint venture partners’ share of debt) (C÷A)	43.3%	45.0%